Exhibit 99.1
CACI Reports Results for Its Fiscal 2025 Third Quarter and
Raises Fiscal Year Guidance
Revenues of $2.2 billion, up 11.8% YoY
Net income of $111.9 million and diluted EPS of $5.00
Adjusted net income of $139.3 million and adjusted diluted EPS of $6.23, up 8.5% YoY
EBITDA of $253.5 million and EBITDA margin of 11.7%, up 40 bps YoY
Contract awards of $2.5 billion and a book-to-bill of 1.2x

RESTON, Va.--(BUSINESS WIRE)--CACI International Inc (NYSE: CACI), a leading provider of expertise and technology to government customers, announced results today for its fiscal third quarter ended March 31, 2025.
“Our third quarter results are a continuation of the exceptional performance that CACI has been reliably delivering. Our double-digit revenue growth, increased profitability, strong cash flow, and growing backlog underscore our successful strategy, differentiated software-based approach, and superior execution for our customers,” said John Mengucci, CACI President and Chief Executive Officer. “Continuing our flexible and opportunistic approach to capital deployment, we executed an open market share repurchase program just one quarter after closing on two strategic acquisitions. With the strong performance of our business, we are again able to raise our fiscal year 2025 guidance, are on track to achieve our three-year financial targets, and remain well positioned to provide long-term value for our customers and our shareholders.”
Third Quarter Results

	Three Months Ended
(in millions, except earnings per share and DSO)	3/31/2025	3/31/2024	% Change
Revenues	$2,167.0	$1,937.5	11.8%
Income from operations	$196.4	$181.3	8.3%
Net income	$111.9	$115.4	-3.0%
Adjusted net income, a non-GAAP measure[1]	$139.3	$129.0	8.0%
Diluted earnings per share	$5.00	$5.13	-2.5%
Adjusted diluted earnings per share, a non-GAAP measure[1]	$6.23	$5.74	8.5%
Earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure[1]	$253.5	$218.0	16.3%
Net cash provided by operating activities excluding MARPA[1]	$204.2	$113.6	79.7%
Free cash flow, a non-GAAP measure[1]	$187.9	$101.9	84.3%
Days sales outstanding (DSO)[2]	55	50
(1)This non-GAAP measure should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. For additional information regarding this non-GAAP measure, see the related explanation and reconciliation to the GAAP measure included below in this release.
(2)The DSO calculations for three months ended March 31, 2025 and 2024 exclude the impact of the Company's Master Accounts Receivable Purchase Agreement (MARPA), which was 9 days and 8 days, respectively.
Revenues in the third quarter of fiscal year 2025 increased 11.8 percent year-over-year, driven by 5.6 percent organic growth, as well as acquisitions completed in the last twelve months. The increase in income from operations was driven by higher revenues and gross profit. Diluted earnings per share reflects increases in intangible amortization and interest expense, and a higher tax provision, partially offset by higher income from operations and share repurchases. Growth in adjusted diluted earnings per share was driven by higher income from operations and share repurchases, partially offset by higher interest expense and a higher tax provision. The increase in cash from operations, excluding MARPA, was driven primarily by effective working capital management.

Third Quarter Contract Awards
Contract awards in the third quarter totaled $2.5 billion, with more than 60 percent for new business to CACI. Awards exclude ceiling values of multi-award, indefinite delivery, indefinite quantity (IDIQ) contracts. Some notable awards during the quarter were:
•CACI was awarded a seven-year task order valued at up to $434 million to provide digital financial management solutions to an intelligence community customer. CACI’s software-defined systems and functional knowledge will help modernize this customer’s outdated legacy technology, unlock value, and overcome regulatory bottlenecks with secure, reliable, and compliant systems that drive digital transformation, increase efficiency, and ensure clean audits.
•CACI was awarded a contract modification valued at nearly $400 million to continue procurement, training, and fielding for a mission-essential system built by CACI using commercial software-based technology. This proven, mature solution puts advanced signals intelligence (SIGINT) and electronic warfare (EW) capabilities directly in the hands of warfighters operating in high-risk, contested environments. With this latest award, CACI’s total contract value has increased to approximately $500 million.
•CACI was awarded a five-year task order valued at up to $158 million to provide advanced expertise to help a Department of Defense (DoD) customer meet its production, modernization, and sustainment goals.
•CACI was awarded additional work to procure enhancements to a currently fielded EW system. The $143 million firm-fixed-price delivery order represents a new phase of work that will bring additional functionality and improvements to this DoD customer.
•CACI was awarded a 12-month contract modification worth more than $120 million to continue modernizing and defending cyber networks that protect and advance critical C5ISR capabilities. With this latest award, CACI’s total contract value has increased to nearly $615 million.
•CACI was awarded a contract valued at up to $93 million to provide spectrum superiority expertise to a customer within the intelligence community.
•CACI was awarded a five-year task order valued at up to $66 million to continue supporting the U.S. Navy’s Naval Sea Systems Command (NAVSEA) and the Naval Surface Warfare Center (NSWC) Carderock Division. CACI, powered by technology and data-driven insights, ensures the Navy can address both pressing and evolving needs — including ship collision response, submarine control and maneuvering simulations, and the development of autonomous ships and systems.
•CACI was awarded a five-year task order valued at up to $54 million to continue supporting the U.S. Army Product Manager Ground Sensors (PM GS). CACI will provide current and future operational capability and efficiency throughout the life cycle of critical ground sensors, including night vision, electro-optics, and thermal systems used by warfighters at home and abroad. This work is vital in protecting our soldiers with cutting-edge software-defined solutions that enhance their situational awareness and combat effectiveness.
Total backlog as of March 31, 2025 was $31.4 billion compared with $28.6 billion a year ago, an increase of 9.8 percent. Funded backlog as of March 31, 2025 was $4.2 billion compared with $3.2 billion a year ago, an increase of 31.3 percent.

Additional Highlights
•CACI was awarded a prestigious bronze Edison Award™ for CrossBeam®, a fully integrated, compact, and robust free space optical system designed for low-cost, high-volume manufacturing. CACI is a leader at rapidly prototyping and leveraging commercial practices to iterate software-defined developments, enhancements, and deployments in real time. Our award-winning innovations are also a direct result of our foresight to invest ahead of customer need by dedicating resources to emerging, cutting-edge capabilities that pioneer how we protect our nation’s assets and interests from ground to sea to space. The Edison Awards recognize the world's top innovations, products, services, and business leaders, honoring the most exemplary technology and innovation. This is CACI’s fourth Edison Award.
•CACI entered into a five-year Cooperative Research and Development Agreement with the United States Military Academy (USMA) at West Point to collaboratively advance (EW) technologies to support future U.S. Army missions. CACI aims to strengthen the pipeline of future SIGINT and EW operators while also improving relationships with future customers and partners to support ongoing national security mission objectives. West Point will provide input as a leader in military innovation and education. Through this effort, CACI, working jointly with the USMA, will continue to drive innovation, expand technical impact, and deliver mission-critical solutions to support national defense.
•Fortune recognized CACI as a World’s Most Admired Company for 2025, marking the company’s eighth consecutive year on the list and its 14th overall appearance. CACI achieved impressive results in Fortune’s survey and was acknowledged for its innovation, long-term investment, financial soundness, and the quality of the company’s expertise and technology.
•For the fifth consecutive year, CACI was named a Top Workplace USA by employee engagement technology partner Energage, LLC. This latest accolade is a testament to the company’s strong culture and legacy, which spans more than 60 years. CACI earned this designation after receiving specific recognition and praise from respondents for its impressive leadership, workplace environment, integrity, and opportunities, all of which exceed industry benchmarks.
Fiscal Year 2025 Guidance
The table below summarizes our fiscal year 2025 guidance and represents our views as of April 23, 2025.

(in millions, except earnings per share)	Fiscal Year 2025
	Current Guidance	Prior Guidance
Revenues	$8,550 - $8,650	$8,450 - $8,650
Adjusted net income, a non-GAAP measure[1]	$543 - $557	$537 - $557
Adjusted diluted earnings per share, a non-GAAP measure[1]	$24.24 - $24.87	$23.87 - $24.76
Diluted weighted average shares	22.4	22.5
Free cash flow, a non-GAAP measure[2]	at least $465	at least $450
(1)Adjusted net income and adjusted diluted earnings per share are defined as GAAP net income and GAAP diluted EPS, respectively, excluding intangible amortization expense and the related tax impact. This non-GAAP measure should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. For additional information regarding this non-GAAP measure, see the related explanation and reconciliation to the GAAP measure included below in this release.
(2)Free cash flow is defined as net cash provided by operating activities excluding MARPA, less payments for capital expenditures (capex). This non-GAAP measure should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. Fiscal year 2025 free cash flow guidance assumes approximately $55 million in tax payments related to Section 174 of the Tax Cuts and Jobs Act of 2017 and an approximately $40 million cash tax refund related to our method change in fiscal year 2021. For additional information regarding this non-GAAP measure, see the related explanation and reconciliation to the GAAP measure included below in this release.

Conference Call Information
We have scheduled a conference call for 8:00 a.m. Eastern time Thursday, April 24, 2025 during which members of our senior management will be making a brief presentation focusing on third quarter results and operating trends, followed by a question-and-answer session. You can listen to the webcast and view the accompanying exhibits on CACI’s investor relations website at http://investor.caci.com/events/default.aspx at the scheduled time. A replay of the call will also be available on CACI’s investor relations website at http://investor.caci.com/.
About CACI
At CACI International Inc (NYSE: CACI), our 25,000 talented and dynamic employees are ever vigilant in delivering distinctive expertise and differentiated technology to meet our customers’ greatest challenges in national security. We are a company of good character, relentless innovation, and long-standing excellence. Our culture drives our success and earns us recognition as a Fortune World's Most Admired Company. CACI is a member of the Fortune 1000 Largest Companies, the Russell 1000 Index, and the S&P MidCap 400 Index. For more information, visit us at www.caci.com.
There are statements made herein that do not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to risk factors that could cause actual results to be materially different from anticipated results. These risk factors include, but are not limited to, the following: our reliance on U.S. government contracts, which includes general risk around the government contract procurement process (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; significant delays or reductions in appropriations for our programs and broader changes in U.S. government funding and spending patterns; legislation that amends or changes discretionary spending levels or budget priorities, such as for homeland security or to address global pandemics like COVID-19; legal, regulatory, and political change from successive presidential administrations that could result in economic uncertainty; changes in U.S. federal agencies, current agreements with other nations, foreign events, or any other events which may affect the global economy, including the impact of global pandemics like COVID-19; the results of government audits and reviews conducted by the Defense Contract Audit Agency, the Defense Contract Management Agency, or other governmental entities with cognizant oversight; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); failure to achieve contract awards in connection with re-competes for present business and/or competition for new business; regional and national economic conditions in the United States and globally, including but not limited to: terrorist activities or war, changes in interest rates, currency fluctuations, significant fluctuations in the equity markets, and market speculation regarding our continued independence; our ability to meet contractual performance obligations, including technologically complex obligations dependent on factors not wholly within our control; limited access to certain facilities required for us to perform our work, including during a global pandemic like COVID-19; changes in tax law, the interpretation of associated rules and regulations, or any other events impacting our effective tax rate; changes in technology; the potential impact of the announcement or consummation of a proposed transaction and our ability to successfully integrate the operations of our recent and any future acquisitions; our ability to achieve the objectives of near term or long-term business plans; the effects of health epidemics, pandemics and similar outbreaks may have material adverse effects on our business, financial position, results of operations and/or cash flows; and other risks described in our Securities and Exchange Commission filings.

Corporate Communications and Media:	Investor Relations:
Lorraine Corcoran, Executive Vice President, Corporate Communications	George Price, Senior Vice President, Investor Relations
(703) 434-4165, lorraine.corcoran@caci.com	(703) 841-7818, george.price@caci.com

CACI International Inc
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	3/31/2025	3/31/2024	% Change	3/31/2025	3/31/2024	% Change
Revenues	$2,166,982	$1,937,456	11.8%	$6,323,680	$5,621,537	12.5%
Costs of revenues:
Direct costs	1,434,735	1,290,903	11.1%	4,251,384	3,819,072	11.3%
Indirect costs and selling expenses	480,917	430,134	11.8%	1,375,524	1,244,122	10.6%
Depreciation and amortization	54,961	35,115	56.5%	139,264	106,385	30.9%
Total costs of revenues	1,970,613	1,756,152	12.2%	5,766,172	5,169,579	11.5%
Income from operations	196,369	181,304	8.3%	557,508	451,958	23.4%
Interest expense and other, net	45,117	27,668	63.1%	113,153	80,758	40.1%
Income before income taxes	151,252	153,636	-1.6%	444,355	371,200	19.7%
Income taxes	39,392	38,286	2.9%	102,380	85,933	19.1%
Net income	$111,860	$115,350	-3.0%	$341,975	$285,267	19.9%

Basic earnings per share	$5.02	$5.17	-2.9%	$15.31	$12.73	20.3%
Diluted earnings per share	$5.00	$5.13	-2.5%	$15.21	$12.63	20.4%

Weighted average shares used in per share computations:
Weighted-average basic shares outstanding	22,279	22,292	-0.1%	22,332	22,407	-0.3%
Weighted-average diluted shares outstanding	22,383	22,478	-0.4%	22,485	22,593	-0.5%

CACI International Inc
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	3/31/2025	6/30/2024
ASSETS
Current assets:
Cash and cash equivalents	$223,897	$133,961
Accounts receivable, net	1,232,291	1,031,311
Prepaid expenses and other current assets	242,862	209,257
Total current assets	1,699,050	1,374,529

Goodwill	4,941,564	4,154,844
Intangible assets, net	1,117,231	474,354
Property, plant and equipment, net	204,879	195,443
Operating lease right-of-use assets	337,036	305,637
Supplemental retirement savings plan assets	99,906	99,339
Accounts receivable, long-term	14,722	13,311
Other long-term assets	165,690	178,644
Total assets	$8,580,078	$6,796,101

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$68,750	$61,250
Accounts payable	305,108	287,142
Accrued compensation and benefits	287,121	316,514
Other accrued expenses and current liabilities	415,727	413,354
Total current liabilities	1,076,706	1,078,260

Long-term debt, net of current portion	3,043,406	1,481,387
Supplemental retirement savings plan obligations, net of current portion	112,591	111,208
Deferred income taxes	159,679	169,808
Operating lease liabilities, noncurrent	371,929	325,046
Other long-term liabilities	111,321	112,185
Total liabilities	4,875,632	3,277,894

Total shareholders' equity	3,704,446	3,518,207
Total liabilities and shareholders' equity	$8,580,078	$6,796,101

CACI International Inc
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Nine Months Ended
	3/31/2025	3/31/2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$341,975	$285,267
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	139,264	106,385
Amortization of deferred financing costs	2,134	1,644
Stock-based compensation expense	44,108	35,016
Deferred income taxes	(7,813)	(36,231)
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable, net	(90,185)	(109,617)
Prepaid expenses and other assets	359	(24,254)
Accounts payable and other accrued expenses	(3,759)	179,922
Accrued compensation and benefits	(44,238)	(117,580)
Income taxes payable and receivable	6,685	2,483
Operating lease liabilities and assets, net	389	(4,346)
Long-term liabilities	2,108	21,434
Net cash provided by operating activities	391,027	340,123

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(37,640)	(41,091)
Acquisitions of businesses, net of cash acquired	(1,642,075)	(81,577)
Other	2,410	1,974
Net cash used in investing activities	(1,677,305)	(120,694)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings under bank credit facilities	5,833,500	2,421,000
Principal payments made under bank credit facilities	(4,257,835)	(2,426,625)
Payment of financing costs under bank credit facilities	(9,803)	—
Proceeds from employee stock purchase plans	9,668	8,374
Repurchases of common stock	(163,998)	(158,426)
Payment of taxes for equity transactions	(37,058)	(19,945)
Net cash provided by (used in) financing activities	1,374,474	(175,622)
Effect of exchange rate changes on cash and cash equivalents	1,740	(357)
Net change in cash and cash equivalents	89,936	43,450
Cash and cash equivalents, beginning of period	133,961	115,776
Cash and cash equivalents, end of period	$223,897	$159,226

Revenues by Customer Group (Unaudited)

	Three Months Ended
(in thousands)	3/31/2025		3/31/2024		$ Change	% Change
Department of Defense	$1,652,206	76.3%	$1,452,264	74.9%	$199,942	13.8%
Federal Civilian agencies	431,453	19.9%	381,214	19.7%	50,239	13.2%
Commercial and other	83,323	3.8%	103,978	5.4%	(20,655)	-19.9%
Total	$2,166,982	100.0%	$1,937,456	100.0%	$229,526	11.8%

	Nine Months Ended
(in thousands)	3/31/2025		3/31/2024		$ Change	% Change
Department of Defense	$4,765,472	75.4%	$4,163,079	74.0%	$602,393	14.5%
Federal Civilian agencies	1,304,515	20.6%	1,178,500	21.0%	126,015	10.7%
Commercial and other	253,693	4.0%	279,958	5.0%	(26,265)	-9.4%
Total	$6,323,680	100.0%	$5,621,537	100.0%	$702,143	12.5%

Revenues by Contract Type (Unaudited)

	Three Months Ended
(in thousands)	3/31/2025		3/31/2024		$ Change	% Change
Cost-plus-fee	$1,316,805	60.7%	$1,174,219	60.6%	$142,586	12.1%
Fixed-price	573,464	26.5%	520,987	26.9%	52,477	10.1%
Time-and-materials	276,713	12.8%	242,250	12.5%	34,463	14.2%
Total	$2,166,982	100.0%	$1,937,456	100.0%	$229,526	11.8%

	Nine Months Ended
(in thousands)	3/31/2025		3/31/2024		$ Change	% Change
Cost-plus-fee	$3,837,028	60.7%	$3,411,128	60.7%	$425,900	12.5%
Fixed-price	1,651,579	26.1%	1,542,608	27.4%	108,971	7.1%
Time-and-materials	835,073	13.2%	667,801	11.9%	167,272	25.0%
Total	$6,323,680	100.0%	$5,621,537	100.0%	$702,143	12.5%

Revenues by Prime or Subcontractor (Unaudited)

	Three Months Ended
(in thousands)	3/31/2025		3/31/2024		$ Change	% Change
Prime contractor	$1,955,753	90.3%	$1,741,777	89.9%	$213,976	12.3%
Subcontractor	211,229	9.7%	195,679	10.1%	15,550	7.9%
Total	$2,166,982	100.0%	$1,937,456	100.0%	$229,526	11.8%

	Nine Months Ended
(in thousands)	3/31/2025		3/31/2024		$ Change	% Change
Prime contractor	$5,698,270	90.1%	$5,027,516	89.4%	$670,754	13.3%
Subcontractor	625,410	9.9%	594,021	10.6%	31,389	5.3%
Total	$6,323,680	100.0%	$5,621,537	100.0%	$702,143	12.5%

Revenues by Expertise or Technology (Unaudited)

	Three Months Ended
(in thousands)	3/31/2025		3/31/2024		$ Change	% Change
Expertise	$973,037	44.9%	$916,955	47.3%	$56,082	6.1%
Technology	1,193,945	55.1%	1,020,501	52.7%	173,444	17.0%
Total	$2,166,982	100.0%	$1,937,456	100.0%	$229,526	11.8%

	Nine Months Ended
(in thousands)	3/31/2025		3/31/2024		$ Change	% Change
Expertise	$2,887,202	45.7%	$2,644,590	47.0%	$242,612	9.2%
Technology	3,436,478	54.3%	2,976,947	53.0%	459,531	15.4%
Total	$6,323,680	100.0%	$5,621,537	100.0%	$702,143	12.5%

Contract Awards (Unaudited)

	Three Months Ended
(in thousands)	3/31/2025	3/31/2024	$ Change	% Change
Contract Awards	$2,473,753	$3,503,358	$(1,029,605)	-29.4%

	Nine Months Ended
(in thousands)	3/31/2025	3/31/2024	$ Change	% Change
Contract Awards	$6,982,343	$8,772,272	$(1,789,929)	-20.4%

Reconciliation of Net Income to Adjusted Net Income and Diluted EPS to Adjusted Diluted EPS (Unaudited)
Adjusted net income and Adjusted diluted EPS are non-GAAP performance measures. We define Adjusted net income and Adjusted diluted EPS as GAAP net income and GAAP diluted EPS, respectively, excluding intangible amortization expense and the related tax impact as we do not consider intangible amortization expense to be indicative of our operating performance. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance, provide greater visibility in understanding the long-term financial performance of the Company, and allow investors to more easily compare our results to results of our peers. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

(in thousands, except per share data)	Three Months Ended			Nine Months Ended
	3/31/2025	3/31/2024	% Change	3/31/2025	3/31/2024	% Change
Net income, as reported	$111,860	$115,350	-3.0%	$341,975	$285,267	19.9%
Intangible amortization expense	36,765	18,358	100.3%	87,214	55,150	58.1%
Tax effect of intangible amortization[1]	(9,289)	(4,682)	98.4%	(22,035)	(14,065)	56.7%
Adjusted net income	$139,336	$129,026	8.0%	$407,154	$326,352	24.8%

	Three Months Ended			Nine Months Ended
	3/31/2025	3/31/2024	% Change	3/31/2025	3/31/2024	% Change
Diluted EPS, as reported	$5.00	$5.13	-2.5%	$15.21	$12.63	20.4%
Intangible amortization expense	1.64	0.82	100.0%	3.88	2.44	59.0%
Tax effect of intangible amortization[1]	(0.41)	(0.21)	95.2%	(0.98)	(0.63)	55.6%
Adjusted diluted EPS	$6.23	$5.74	8.5%	$18.11	$14.44	25.4%

	FY25 Guidance Range
(in millions, except per share data)	Low End		High End
Net income, as reported	$449	---	$463
Intangible amortization expense	125	---	125
Tax effect of intangible amortization[1]	(31)	---	(31)
Adjusted net income	$543	---	$557

	FY25 Guidance Range
	Low End		High End
Diluted EPS, as reported	$20.04	---	$20.67
Intangible amortization expense	5.58	---	5.58
Tax effect of intangible amortization[1]	(1.38)	---	(1.38)
Adjusted diluted EPS	$24.24	---	$24.87

(1)Calculation uses an assumed full year statutory tax rate of 25.3% and 25.5% on non-GAAP tax deductible adjustments for March 31, 2025 and 2024, respectively.
Note: Numbers may not sum due to rounding.

Reconciliation of Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (Unaudited)
The Company views EBITDA and EBITDA margin, both of which are defined as non-GAAP measures, as important indicators of performance, consistent with the manner in which management measures and forecasts the Company’s performance. EBITDA is a commonly used non-GAAP measure when comparing our results with those of other companies. We define EBITDA as GAAP net income plus net interest expense, income taxes, and depreciation and amortization expense (including depreciation within direct costs). We consider EBITDA to be a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business on a consistent basis across reporting periods, as it eliminates the effect of non-cash items such as depreciation of tangible assets, amortization of intangible assets primarily recognized in business combinations, which we do not believe are indicative of our operating performance. EBITDA margin is EBITDA divided by revenue. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Three Months Ended			Nine Months Ended
(in thousands)	3/31/2025	3/31/2024	% Change	3/31/2025	3/31/2024	% Change
Net income	$111,860	$115,350	(3.0)%	$341,975	$285,267	19.9%
Plus:
Income taxes	39,392	38,286	2.9%	102,380	85,933	19.1%
Interest income and expense, net	45,117	27,668	63.1%	113,153	80,758	40.1%
Depreciation and amortization expense, including amounts within direct costs	57,136	36,667	55.8%	144,750	111,168	30.2%
EBITDA	$253,505	$217,971	16.3%	$702,258	$563,126	24.7%

	Three Months Ended			Nine Months Ended
(in thousands)	3/31/2025	3/31/2024	% Change	3/31/2025	3/31/2024	% Change
Revenues, as reported	$2,166,982	$1,937,456	11.8%	$6,323,680	$5,621,537	12.5%
EBITDA	253,505	217,971	16.3%	702,258	563,126	24.7%
EBITDA margin	11.7%	11.3%		11.1%	10.0%

Reconciliation of Net Cash Provided by Operating Activities to Net Cash Provided by Operating Activities Excluding MARPA and to Free Cash Flow (Unaudited)
The Company defines Net cash provided by operating activities excluding MARPA, a non-GAAP measure, as net cash provided by operating activities calculated in accordance with GAAP, adjusted to exclude cash flows from CACI’s Master Accounts Receivable Purchase Agreement (MARPA) for the sale of certain designated eligible U.S. government receivables up to a maximum amount of $300.0 million. Free cash flow is a non-GAAP liquidity measure and may not be comparable to similarly titled measures used by other companies. The Company defines Free cash flow as Net cash provided by operating activities excluding MARPA, less payments for capital expenditures. The Company uses these non-GAAP measures to assess our ability to generate cash from our business operations and plan for future operating and capital actions. We believe these measures allow investors to more easily compare current period results to prior period results and to results of our peers. Free cash flow does not represent residual cash flows available for discretionary purposes and should not be used as a substitute for cash flow measures prepared in accordance with GAAP.

	Three Months Ended		Nine Months Ended
(in thousands)	3/31/2025	3/31/2024	3/31/2025	3/31/2024
Net cash provided by operating activities	$230,324	$198,271	$391,027	$340,123
Cash used in (provided by) MARPA	(26,159)	(84,645)	(50,000)	(50,000)
Net cash provided by operating activities excluding MARPA	204,165	113,626	341,027	290,123
Capital expenditures	(16,240)	(11,681)	(37,640)	(41,091)
Free cash flow	$187,925	$101,945	$303,387	$249,032

(in millions)	FY25 Guidance
	Current	Prior
Net cash provided by operating activities	$535	$535
Cash used in (provided by) MARPA	—	—
Net cash provided by operating activities excluding MARPA	535	535
Capital expenditures	(70)	(85)
Free cash flow	$465	$450